GREENEVILLE, Tenn--(BUSINESS WIRE)--April 18, 2001--Greene County Bancshares, Inc. today reported first quarter earnings of $2.91 million, a 34.7 percent increase over 2000 first quarter earnings of $2.16 million. Diluted earnings per share for the period ended March 31, 2001 were $2.11 compared to $1.57 for the same quarter last year. Return on average assets for the quarter ended March 31, 2001 was 1.52% compared to 1.28% for the same quarter of 2000.

Total consolidated assets grew 6.0 percent, to $781.5 million at March 31, 2001, an increase of $44.3 million from March 31, 2000. Total deposits reached $631.3 million, up 9.1 percent from $578.4 million one year ago. Net loans increased to $671.6 million, 16.6 percent above March 2000 totals of $576.1 million. Total stockholders' equity at March 31, 2001 was $65.2 million compared to $62.4 million one year ago, an increase of 4.5 percent.

"The first quarter 2001 net income of $2.91 million represents the most profitable quarter in the 110 year history of Greene County Bancshares, Inc.," said Stan Puckett, Greene County Bancshares President and CEO. "We have a long history of superior performance and our staff is committed to extending this tradition of excellence. We continue to emphasize credit quality, expense control and the generation of non-interest income. It is our belief that these are the components that will most directly determine our performance. We appreciate the support of our customers and shareholders."

For further information, contact Stan Puckett at 423-787-1227.